TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into as of March 24, 2026, by and between Bryan Mittelman, an individual (“Executive”), and The Middleby Corporation, a Delaware corporation (the “Company” or “Middleby”).
WHEREAS, Executive is currently employed by the Company as Chief Financial Officer;
WHEREAS, Executive agrees to resign from all positions, offices, and memberships held by Executive with the Company or any of its affiliates, subsidiaries, parent companies, or other related entities (the “Company Group”); and
WHEREAS, the Company and the Executive mutually have agreed that, in recognition of the Executive’s significant contributions to the Company and in order to ensure an orderly and effective transition of the Executive’s duties and responsibilities, the Executive shall serve as a Special Advisor to the Chief Executive Officer for the period commencing on March 24, 2026 (the “Transition Date”) and continuing through an Advisory Period as further described below.
NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Advisory Period.
a.Transition Date. Effective as of March 24, 2026 (the “Transition Date”), Executive will no longer serve as Chief Financial Officer of the Company, or in any officer or director positions Executive holds or may have held with the Company and/or Company Group, and will not hold himself out as an officer or director of the Company or any other Released Party (as defined below). Executive agrees to execute and deliver to the Company any letters, documents and other instruments as may be reasonable to effectuate Executive’s resignation as an officer of the Company Group.
b.Nature of Services. During the Advisory Period (as defined below), the Executive shall serve as a Special Advisor to the Chief Executive Officer, and will provide such advisory, transitional, and consultative services as may be reasonably requested by the Chief Executive Officer from time to time, which may include:
(i) assisting with the transition of the Executive’s duties, responsibilities, and institutional knowledge to the Executive's successor and other members of management;
(ii) providing advice and counsel to the Chief Executive Officer and senior management on financial, strategic, and operational matters within the Executive’s areas of expertise;
(iii) participating in such meetings, calls, and discussions as may be reasonably requested by the Chief Executive Officer; and
(iv) such other transitional matters as the parties may mutually agree upon from time to time.
c.Advisory Period. The “Advisory Period” shall be the period commencing on the Transition Date and ending on the earlier of (i) June 30, 2026, (ii) the completion of the spin-off of the Middleby Food Processing business as a standalone public company, or (iii) such earlier date as determined at the sole discretion of the Company (the “Completion Date”). During the Advisory Period, Executive will continue to be employed by the Company in a non-officer position, which employment will be on similar terms and conditions as in effect on the Notification Date (as defined in Section 15(b) below), except as provided herein, including as set forth in Section 2(a). Executive agrees to continue to utilize Executive’s best efforts in the performance of his duties during the Advisory Period, and shall continue to remain subject to all applicable Company and Company Group policies and procedures. Notwithstanding the foregoing, it is expressly understood and agreed that Executive shall be permitted to conduct his job search during the Advisory Period, including taking reasonable time off for in-person or virtual interviews, as necessary.
d.Accrued Payments. Regardless of whether or not Executive signs this Agreement, Executive will receive payment for (i) any earned but unpaid base salary through the Completion Date, less all applicable withholdings and deductions, in accordance with the Company’s normal payroll practices, (ii) any business expenses previously incurred by Executive and submitted to the Company, in each case, in accordance with the Company’s expense reimbursement policies and which remain unreimbursed (if any) pursuant to the terms of the Company’s applicable policies, and (iii) payment of any accrued but unused paid time off (PTO) owed to Executive in accordance with and subject to applicable Company policies. In addition, whether or not Executive timely signs and returns (without timely revoking) this Agreement, Executive’s participation in any Company-sponsored employee benefit plans shall end as of the Completion Date; provided Executive shall receive separate written notification regarding Executive’s right to continue coverage under the Company’s group healthcare plan at his and/or his dependent(s)’ own expense under the Consolidated Omnibus Reconciliation Act of 1985 (as amended, “COBRA”) and any similar state law.
2.Transition and Severance Benefits.
a.Transition Benefits. Provided this Agreement becomes effective in accordance with Section 15 below and in consideration of providing services during the Advisory Period to assist with the spin-off of the Middleby Food Processing business as a standalone public company, (i) Executive shall remain employed by the Company in a non-officer position and continue to receive Executive’s current base salary rate of $566,500 per year from the Transition Date through the Completion Date, (ii) the Company shall pay to Executive a one-time bonus of an amount equal to $283,250, to be paid within fifteen (15) days after the Completion Date, in lieu of any other bonuses to which Executive may have been entitled (if any); and (iii) shall continue to be eligible to participate in any Company-sponsored employee benefit plans in effect through the Completion Date. Executive acknowledges and agrees that the Company’s agreement to continue to provide Executive (and if applicable, Executive’s dependents) with the compensation and benefits in effect prior to the Notification Date during the Advisory Period under the same terms and conditions (collectively, the “Transition Benefits”) constitute additional benefits to which Executive would not be entitled had he not entered into this Agreement and constitutes sufficient consideration for Executive’s entry into this Agreement; provided, however, that during the Advisory Period, Executive shall not be eligible for, and shall not earn or receive, any further bonuses, commissions, or cash-based incentive compensation, or any grants or awards of PSUs, RSU, equity, or other equity-related compensation. It is expressly understood and agreed that, should the Company choose to end the Advisory Period prior to June 30, 2026 and/or prior to the completion of the spin-off of the Middleby Food Processing business as a standalone public company, for any reason other than “Cause” (as that term is defined in the 2021 Long-Term Incentive Plan Restricted Stock Unit Award Agreement), then Executive will be entitled to receive the Transition Benefits as if Executive had remained employed by the Company through June 30, 2026.
b.Severance Benefits. Provided that Executive (x) timely signs, does not timely revoke, and delivers his signed Agreement to the Company, (y) complies with the terms and conditions herein and in that certain Confidentiality, Assignment of Business Idea and Non-Competition Agreement, dated as of May 13, 2025 (the “Restricted Covenant Agreement”), and that certain Confidentiality and Assignment of Business Ideas Agreement, dated as of July 8, 2022 (“Confidentiality Agreement”), and other similar agreements, and (z) following the Completion Date, timely signs, does not timely revoke, and delivers to the Company his signed Supplemental Release as attached in Exhibit A in accordance with the terms set forth therein, Executive shall receive the following severance benefits (collectively, “Severance Benefits”), in each case, less all applicable withholdings and deductions:
(i)Severance. Severance in an amount equal to twelve (12) months of Executive’s annual base salary rate of $566,500, less applicable withholdings and deductions, payable in approximately equal installments during the twelve (12) month period immediately following the Completion Date (the “Severance Period”) in accordance with the Company’s normal payroll schedule. The first installment of severance will be paid as soon as reasonably practicable following the Supplemental Release Effective Date (as defined in Exhibit A) in accordance with the Company’s regular payroll schedule and shall include a “catch-up” payment covering any Severance that accrues between the Completion Date and the date of payment of the first such installment (provided that if the period that Executive has in which to consider, execute and revoke the Supplemental Release straddles two (2) calendar years, such first installment, and any such additional lump sum, will be paid in the later of such two years); and
(ii)Executive acknowledges and agrees that upon written notice to Executive stating the facts/circumstances allegedly constituting a breach of the terms of this Agreement, the Restrictive Covenant Agreement and Confidentiality Agreement, or the Restrictive Covenants in Section 6 or Executive’s other Continuing Obligations (as defined below) at any time, the Company shall have the right, in its sole and absolute discretion, to immediately (x) cease payment or provision of any Severance Benefits hereunder, including without limitation any further payments, portions or installments of Severance; and (y) terminate, the Severance Period, in which case (A) no further payments, portions, or installments of Severance shall be due or owing to Executive following the date of such termination and any further benefits pursuant to Section 2(c) below shall immediately be cancelled and forfeited, and (B) the date of such termination as determined by the Company shall constitute and be deemed the date of expiration of the Severance Period.
c.Treatment of Equity. Provided Executive timely signs and does not timely revoke this Agreement or the Supplemental Release attached hereto as Exhibit A and remains in compliance with his Continuing Obligations:
(i)Any unvested Middleby restricted stock units (RSUs) held by Executive will vest pro-rata as of the Completion Date, with the remainder being terminated and forfeited consistent with the terms of the relevant Restricted Stock Unit Agreements, subject to Executive’s continued compliance with the terms of this Agreement. The Company hereby agrees to waive any and all restrictions on Executive’s right to sell, assign, transfer, pledge, hypothecate or otherwise dispose of the common shares received from the vested RSUs, including the restrictions detailed in the 2021 Long-Term Incentive Plan Restricted Stock Unit Award Agreement; and
(ii)All outstanding and unvested PSUs, that are held by Executive as of the date of this Agreement will vest pro rata as of the Completion Date at target, and the remainder will terminate and be forfeited as of the date of this Agreement. Executive acknowledges and agrees that, notwithstanding the terms of any of Executive’s outstanding Middleby equity awards or any agreements relating thereto, the terms described herein will govern Executive’s outstanding Middleby equity awards. Executive further acknowledges and agrees that the Middleby equity awards described in this Agreement represent and include all Middleby equity awards held by Executive as of the date of this Agreement and Executive has no rights to or interests in any other equity or equity-related awards of Middleby or any of its affiliates.
(iii)Notwithstanding the foregoing, it is expressly understood and agreed that, should the Company choose to end the Advisory Period prior to June 30, 2026 for any reason other than “Cause” (as that term is defined in the 2021 Long-Term Incentive Plan Restricted Stock Unit Award Agreement), then Executive will be entitled to receive the vesting treatment described in Subsections (i) and (ii) above as if Executive had remained employed by the Company through June 30, 2026.
d.Continuation of Health Insurance Benefits. For a period of twelve (12) months following the Completion Date or until such earlier date as specified in clauses (i) through (iv) below in this subsection (such period, the “COBRA Period”), provided that the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on the Executive’s behalf, the full monthly COBRA premium required to continue the Executive’s (and, if applicable, the Executive’s eligible dependents’) group health insurance coverage under the Company’s group health plan(s) at the same level of coverage in effect immediately prior to the Completion Date. The Company’s obligation to pay such COBRA premiums shall cease upon the earliest to occur of: (i) the expiration of the twelve (12)-month COBRA Period; (ii) the date the Executive becomes eligible for group health insurance coverage through a new employer; (iii) the date the Executive is no longer eligible for COBRA continuation coverage for any reason; or (iv) the date the Company’s group health plan(s) no longer permit the Company to pay COBRA premiums on the Executive’s behalf without adverse tax consequences to the Executive or the Company. The Executive shall promptly notify the Company in writing upon becoming eligible for group health insurance coverage through a new employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that paying COBRA premiums on the Executive’s behalf would result in a violation of applicable law or adverse tax consequences under Section 105(h) of the Internal Revenue Code or otherwise, the Company may, in lieu of paying such premiums directly, provide the Executive with a monthly taxable cash payment equal to the applicable COBRA premium amount, which the Executive may, but is not required to, use toward the cost of COBRA coverage or other health insurance.
3.Sufficiency of Consideration. Executive acknowledges that the benefits and arrangements set forth in Section 2 of this Agreement exceed any amount to which Executive would otherwise be entitled upon termination of employment absent Executive’s execution of a release of claims herein and in the Supplemental Release. Executive further acknowledges and agrees that (a) except as expressly set forth above, Executive has received full and timely payment of all salary, wages, severance, bonuses (discretionary, annual, or signing), and other compensation from the Company and all Released Parties; (b) Executive is not entitled to any additional salary, wages, severance, bonuses (discretionary, annual, or signing), or other compensation from any Released Party except as referenced in this Agreement; and (c) the benefits and arrangements set forth herein are in full accord and satisfaction of all payments, benefits, and arrangements to which Executive is or may be entitled upon any termination of employment.
4.General Release of Claims.
a.In exchange for the good and valuable consideration as provided in this Agreement, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and forever discharge the Company, the Company Group, and its and their respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, consultants, representatives, attorneys, owners, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, liabilities and demands of any kind whatsoever, whether known or unknown, vested or unvested, accrued or yet to accrue, suspected or unsuspected, contingent or non-contingent (collectively, “Claims”), that Executive or Executive’s heirs, administrators, executors, representatives, successors or assigns ever had, now have or may hereafter claim to have, by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the date Executive signs this Agreement, including, but not limited to, any such Claims: (A) arising out of or in any way relating to Executive’s employment by, affiliation with, or position as an employee, officer, member, director, or representative of, the Company or any of the Released Parties, and/or the termination of such positions, (B) arising out of or relating to tort, fraud, or defamation, (C) arising under any federal, state, local or foreign statute or regulation including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification (WARN) Act and any similar state or local “mini” WARN law, the Genetic Information Nondiscrimination Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Gender Violence Act, the Illinois Biometric Information Privacy Act, and the Illinois Constitution, each as amended and including each of their respective implementing regulations and any other federal, state, local or foreign law that may be legally waived or released; (D) relating to wrongful discharge, constructive discharge, or breach of contract; or (E) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Released Parties and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this release shall impair, waive and/or release (w) claims and/or rights that the Company and/or any of the Released Parties defend, indemnify and/or hold Executive harmless pursuant to the terms of any of the Company’s written by-laws, charter, organizational documents and/or the Company’s directors and officers liability insurance coverage for all acts or omissions by Executive in the normal course of his duties and employment with the Company, (x) Executive’s right to enforce the terms of this Agreement, (y) any rights Executive may have to vested benefits under any employee benefit or equity plans, or (z) any rights or claims that cannot be validly waived under applicable law, such as claims for unemployment or workers’ compensation benefits. Further, nothing in this Agreement prevents Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency or exercising Executive’s rights under Section 5 below.
b.Executive represents that, as of the date upon which Executive signs this Agreement, Executive has no private civil actions pending in Executive’s name against the Company or any of the Released Parties. Executive also represents and warrants that Executive has not relied upon any promises or representations, express or implied, that are not expressly set forth in this Agreement.
5.Protected Activities.
a.Nothing in this Agreement or any other agreement between Executive and the Company shall prohibit or restrict Executive from (i) voluntarily communicating with Executive’s retained attorney, (ii) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities Exchange Commission (“SEC”), the EEOC, the Illinois Human Rights Commission, or any other federal, state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (iii) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena provided that Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena on behalf of any non-governmental person or entity, use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena on behalf of any non-governmental person or entity or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled; provided, however, that Executive represents and affirms that Executive is not aware of any facts or circumstances (including any injuries or illnesses) related to any claims against the Released Parties concerning discrimination, harassment, retaliation, or workers’ compensation.
b.Additionally, Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret information to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) do not disclose the trade secret except pursuant to court order. The communications, statements, and activities permitted under this Section 5 are referred to collectively as “Protected Activities.”
6. Restrictive Covenants.
a.Non-Competition. During the period commencing on the Effective Date and continuing through and until March 15, 2028 (the “Restricted Period”), Executive agrees that Executive will not, whether as an officer, director, employee, consultant, agent, owner or shareholder (excluding ownership of less than five percent (5%) of the stock of a publicly traded company), anywhere within the Restricted Area (as defined below), render similar advice or services, or serve in the same or a substantially role or capacity as Executive was, for the Company and/or Company Group, in the manufacture, development, promotion, distribution, marketing or sale of any foodservice products or services which are the same as or competitive with any products or services of any of the businesses of the Company or Company Group in which Executive participated in any material respect during the then-immediately preceding twelve (12) month period ending no later than the Completion Date (including any products or services known to Executive to be in development or which Executive knew the Company or Company Group had plans to sell within the succeeding twelve (12) month period) (“Restricted Products”). As used herein, “Restricted Area” means any state, county, city, town, province or comparable unit of local government where (x) the Restricted Products are now or hereafter manufactured, marketed, distributed or sold by the Company and/or Company Group and (y) in which Executive provided services, had oversight responsibilities, or otherwise had a material presence or influence on behalf of the Company and/or Company Group during Executive’s employment, consulting engagement, and/or service relationship therewith. By signing below, Executive expressly acknowledges that as of the Notification Date, the products and services of the Company and Company Group are manufactured, marketed, distributed and/or sold in Australia,

Brazil, Canada, China, Denmark, Dubai, Germany, India, Korea, Mexico, the Philippines, Spain, Sweden, the United Kingdom, and the United States.
b.Non-Solicitation of Business Relationships. During the Restricted Period, Executive will not, directly or indirectly: (i) solicit, induce or influence (or attempt to solicit, induce or influence) any clients, customers, vendors or suppliers of the Company or Company Group to divert their business to any business, individual, partner, firm, corporation, or other entity that is a current or prospective competitor of the Company or Company Group, or to terminate his, her or its relationship with the Company; (ii) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between any of the Company or Company Group and known potential or current clients, customers, vendors or suppliers of any of the Company or Company Group; or (iii) otherwise intentionally interfere with the business relationship between the Company or Company Group and any current client, customer, vendor or supplier; in each case, provided that Executive had personal or other business-related contact with, or learned or accessed Trade Secret or Confidential Information (each as defined in the Restrictive Covenant Agreement) about, such client, customer, vendor or supplier in the course of Executive’s employment, consulting engagement, or service relationship with the Company.
c.Non-Solicitation of Employees and Service Providers. During the Restricted Period, Employee shall not, directly or indirectly: (i) encourage or persuade (or attempt to encourage or persuade) any Company employee, consultant, or other individual service provider with whom Executive had contact or about whom Executive accessed Trade Secret or Confidential Information (each as defined in the Restrictive Covenant Agreement) during Executive’s employment or consulting engagement to terminate his/her employment or engagement with the Company; or (ii) solicit any such individual for employment or engagement outside the Company which would end or diminish such individual’s services to, or contractual or other business relationship with, the Company. Notwithstanding the foregoing, nothing herein shall prohibit general advertisements or solicitations not specifically targeted at employees, consultants, or other service providers of the Company or Company Group.
d.Non-Disparagement. Subject to Section 5, and to the fullest extent permitted by law, at all times hereafter, Executive agrees not to make or publish any statements, (whether directly or through any other person or entity, and whether orally, in writing, or on the Internet) that disparage, denigrate, defame, or malign the Company, the Company Group, or their affiliates or any of their respective businesses, activities, operations or the reputations of any of their respective directors, officers, managers, employees, representatives, owners or equity holders.
7.Continuing Obligations.
a.Executive acknowledges and agrees that the Restrictive Covenant Agreement, the Confidentiality Agreement and each and every of Executive’s restrictions and continuing obligations thereunder, including without limitation pursuant to Section 1 (Confidentiality Obligations), Section 3 (Non-Competition), and Section 6 (Non-Solicitation) of the Restrictive Covenant Agreement and Section 1 (Confidentiality Obligations) and Section 5 (Non-Solicitation of Employees) in the Confidentiality Agreement shall remain and continue in full force and effect after the date hereof as if fully set forth herein and shall in no way be superseded, replaced, or impaired by the Restrictive Covenants set forth in Section 6 above. By signing below, Executive represents and warrants that Executive has complied at all times with the provisions of the Restrictive Covenant Agreement and Confidentiality Agreement throughout Executive’s employment and the date hereof. Executive further agrees and understands that (i) Executive’s compliance with his restrictions and obligations in the Confidentiality Agreement and Restrictive Covenant Agreement as incorporated herein, as well as Executive’s Restrictive Covenants as set forth in Section 6 above (collectively, “Continuing Obligations”) is an express condition of Executive’s right to the benefits and arrangements described in Section 2 above, and (ii) upon written notice to Executive stating the facts/circumstances allegedly constituting a breach by Executive of any

Continuing Obligation, all rights and entitlements to the Severance Benefits and other arrangements under Section 2 herein shall immediately cease; Executive shall not receive any further installments, portions, or payments thereof from and after the date of such breach; and the Company remains the right to invoke any right or remedy under the PSU Awards and/or RSU Awards, including without limitation with respect to forfeiture and/or clawback.
8.Cooperation. Subject to Section 5 of this Agreement and applicable law, Executive agrees that, following the Completion Date, Executive will reasonably cooperate with the Company, the Company Group, and/or their representatives in connection with any investigation, proceeding, dispute, litigation (civil, criminal, or administrative), or claim that may be made against, by, or with respect to the Company or Company Group, or in connection with any ongoing or future investigation, proceeding, dispute, litigation, or claim of any kind involving the Company or Company Group, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making himself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities). Nothing in this section is intended to restrict or limit Executive from (x) exercising Executive’s protected rights under Section 5 of this Agreement or applicable law or (y) providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. The Company agrees to reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in providing such cooperation.
9.Return of Company Property. Executive agrees that, whether or not Executive signs this Agreement, no later than the end of the Completion Date and/or at any time upon request by the Company, Executive shall return to the Company any and all property, documents, records and materials of the Company or Company Group in Executive’s possession, custody or control, including, without limitation, credit cards, computers, phones, tablets, other electronic equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other property which Executive obtained in the course of Executive’s employment by the Company (including any documents or other materials containing Confidential Information or Trade Secrets each as defined in the Restrictive Covenant Agreement), and Executive agrees not to retain copies of any such materials.
10.Confidentiality. Except as required by law and subject to Section 5 above, Executive agrees to keep the existence, contents, terms, and conditions of this Agreement confidential and to not disclose them except to Executive’s immediate family, accountant(s), attorneys, or under subpoena or court order. Any breach of by or on behalf of Executive this section shall be deemed a material breach of this Agreement.
11.Section 409A. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The intent of Executive and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable, or otherwise shall be amended by the parties so to comply. Each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A. If taxes or penalties are triggered under Section 409A with respect to Executive’s deferred compensation, the Company shall be solely responsible for the payment of any such taxes or penalties, however, Executive shall be responsible for all income taxes due on such compensation.
12.No Admission of Wrongdoing. Neither by offering to make, nor by making, this Agreement, does the Company or Executive admit any failure of performance, wrongdoing, or violation of law. Nothing in this Agreement, and none of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by the Company or any of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Company and Released Parties.
13.Neutral Reference. The Company agrees that in response to any reference or employment verification requests directed to the Company’s Human Resources department, the Company will respond by providing only Executive’s dates of employment and position held, and the Company will state that it does not respond to any inquiries regarding any employee’s eligibility for rehire.
14.Acknowledgments. Executive acknowledges and agrees that the Company and the other Released Parties have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company or any other Released Party, and that, other than as expressly provided in this Agreement (or any other agreement referenced herein), no further sums, payments or benefits are owed to Executive by the Company or any of the Released Parties. Executive acknowledges and agrees that Executive has not been provided any advice by the Company or any Released Party regarding the tax or withholding or deduction consequences of the payments and other benefits provided to Executive under this Agreement under any federal, state or local tax or withholding or deduction laws or regulations. Executive also acknowledges and agrees that Executive will be solely responsible for the employee portion of the tax liabilities and consequences arising under any federal, state or local withholding or deduction laws or regulations that may result from the payments or benefits referenced in this Agreement.
15.Effective Date; Knowing and Voluntary Agreement.
a.Illinois Freedom to Work Act. The Company advises Executive to consult with an attorney of Executive’s choosing prior to signing this Agreement. Executive represents that Executive has had the opportunity to review this Agreement and, specifically, the General Release of Claims in Section 4 and the Restrictive Covenants in Section 6, with an attorney of Executive’s choice. Specifically, Executive acknowledges and agrees that the arrangements and benefits described herein, among other additional professional and financial benefits, constitute adequate and independent consideration for purposes of the Illinois Freedom to Work Act, 820 Ill. Comp. Stat. Ann 90 et seq. if and to the extent applicable. Pursuant to 820 Ill. Comp. Stat. Ann. 90/20, Executive understands that Executive has been given fourteen (14) calendar days to review and consider this Agreement; however, Executive may sign this Agreement sooner if Executive wishes to do so. In the event that Executive signs this Agreement before the expiration of the fourteen (14)-day review period given to Executive pursuant to 820 Ill. Comp. Stat. Ann. 90/20, Executive acknowledges and agrees that such decision was entirely voluntary and that Executive had the opportunity to consider this Agreement for the entire fourteen (14)-day period.
b.ADEA Review and Revocation Periods. Executive acknowledges and agrees that the release set forth in Section 4 includes claims under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA). Executive further acknowledges and agrees that Executive received a copy of this Agreement on March 18, 2026 (the “Notification Date”). As such, Executive has twenty-one (21) calendar days from the Notification Date to review and consider the terms of this Agreement (the “Review Period”). Executive may sign and return this Agreement sooner if Executive wishes to do so. Executive agrees that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period. Furthermore, provided that Executive timely signs this Agreement prior to expiration of the Review Period, Executive then has seven (7) additional calendar days from the date Executive timely signs this Agreement (the “Revocation Period”) to revoke his consent. Provided that Executive has timely signed and returned Executive’s signed Agreement to the Company and not timely revoked Executive’s consent to this Agreement, this Agreement will become effective on the eighth (8th) calendar day after the date Executive signs it, which will be the “Effective Date” of this Agreement. If Executive (x) fails to timely sign and return Executive’s signed Agreement prior to expiration of the Review Period, (y) timely revokes his consent to this Agreement within the Revocation Period, or (z) following the Completion Date, fails to timely sign and return, without timely revoking, Executive’s consent to the Supplemental Release in Exhibit A within the time frame specified therein, Executive shall have no right or entitlement to any of the Severance Benefits or other payments or arrangements described in Section 2 above.
16.Entire Agreement. Except as expressly provided for herein, this Agreement, together with Exhibits hereto along with the Confidentiality Agreement and Restrictive Covenant Agreement each as incorporated by reference herein, constitutes the entire agreement and understanding between Executive and the Company or any of the Released Parties regarding the subject matter hereof, and supersedes any and all prior or other agreements, arrangements, promises, representations or understandings, oral or written, relating thereto; provided, however, that nothing herein shall replace, extinguish, or reduce Executive’s continuing obligations pursuant to any confidentiality, non-disclosure, non-competition, non-solicitation, no-hire, non-disparagement, intellectual property, inventions assignment, or other restrictive covenant agreement with the Company or Company Group, all of which obligations shall survive this Agreement and continue in full force and effect in accordance with their terms.
17.Modification; Severability. This Agreement may not be modified except in writing, signed by both Executive and by a duly authorized officer of the Company. This Agreement shall be binding upon Executive’s heirs and personal representatives, and shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Company. This Agreement is personal and may not be assigned by Executive. This Agreement may be freely assigned, in whole or in part, by the Company, and by signing below, Executive expressly consents to any such assignment. In the event that a court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, Executive and the Company agree that said court in making such determination shall have the power to reduce the scope of such provision (including by reforming, modifying, adding words or phrases to, or deleting words or phrases from, such provision) to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.
18.Governing Law and Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of law principles, as such laws are applied to agreements entered into and to be performed entirely within the State of Illinois. Executive agrees and consents to the personal jurisdiction and venue of the state and federal courts in the State of Illinois, Cook County for any actions, disputes, or proceedings relating to or arising out of this Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and the Company and each of their respective heirs, executors, successors, representatives and agents.
19.Remedies. Executive acknowledges and agrees that any breach by Executive of this Agreement, including without limitation the Restrictive Covenants in Section 6 herein or Continuing Obligations as incorporated in Section 7 herein, may cause irreparable harm to the Company and that such harm may not be entirely compensable by monetary damages alone. Accordingly, upon any breach or threatened breach by Executive of any of the Restrictive Covenants, Continuing Obligations, or other provisions in this Agreement, the Company may, but is not required to, seek injunctive relief (temporary, preliminary, and/or permanent) in any court of competent jurisdiction without limiting any other remedy allowed at law, in equity or under this Agreement or under the terms of any other agreement with Executive, and without having to post a bond or other security or prove actual damages. In addition, upon any breach of any of the Restrictive Covenants or Continuing Obligations, the duration and/or length of the restriction(s) subject of such breach shall be tolled, and shall not run, during the period of such breach. Nothing herein shall be construed as replacing or impairing the Company’s rights and remedies at law, in equity, and/or under any other contract or agreement, including without limitation under Sections 7–11 of the Restrictive Covenant Agreement, Section 7 of the Confidentiality Agreement, or under the Performance Stock Unit Award Agreement, dated as of May 13, 2025 (“May 13, 2025 PSU Award”), and/or Restricted Stock Unit Award Agreement, dated as of May 13, 2025 (“May 13, 2025 RSU Award”). In addition, should either party file an action to enforce the terms of this Agreement, the Restrictive Covenants, or the Continuing Obligations, the prevailing party in such action shall be entitled to reasonable attorneys’ fees and costs incurred in bringing such action, as well as attorneys’ fees and costs arising from the collection of any judgments in the prevailing party’s favor connected with the enforcement of, or breach of this Agreement.
20.Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party because that party drafted or caused that party’s legal representatives to draft any of its provisions.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
* * * * *

The undersigned has read the foregoing Agreement and accepts and agrees to the provisions it contains and hereby signs it freely, voluntarily, and with full understanding of its consequences.

ACCEPTED AND AGREED:

/s/ Bryan Mittelman Bryan Mittelman	3/24/2026 Date

ON BEHALF OF
THE MIDDLEBY CORPORATION

/s/ Michael D. Thompson Name: Michael D. Thompson Title: General Counsel	3/24/2026 Date

EXHIBIT A
SUPPLEMENTAL RELEASE OF CLAIMS
[Not to be signed prior to the Completion Date]

    I, Bryan Mittelman, an individual, hereby enter into this SUPPLEMENTAL RELEASE OF CLAIMS (“Supplemental Release”) as of the date set forth below. Capitalized terms used but not defined in this Supplemental Release shall have the meanings ascribed to them in my Resignation and Release Agreement (the “Agreement”) with The Middleby Corporation (the “Company”) to which this Supplemental Release is attached as Exhibit A.

1.GENERAL RELEASE OF CLAIMS.

a.In exchange for the good and valuable consideration as provided in the Agreement, I, on behalf of myself and my heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and forever discharge the Company, the Company Group, and its and their respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, consultants, representatives, attorneys, owners, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, liabilities and demands of any kind whatsoever, whether known or unknown, vested or unvested, accrued or yet to accrue, suspected or unsuspected, contingent or non-contingent (collectively, “Claims”), that I or my heirs, administrators, executors, representatives, successors or assigns ever had, now have or may hereafter claim to have, by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the date I signs this Supplemental Release, including, but not limited to, any such Claims: (A) arising out of or in any way relating to my employment by, affiliation with, or position as an employee, officer, member, director, or representative of, the Company or any of the Released Parties, and/or the termination of such positions, (B) arising out of or relating to tort, fraud, or defamation, (C) arising under any federal, state, local or foreign statute or regulation including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification (WARN) Act and any similar state or local “mini” WARN law, the Genetic Information Nondiscrimination Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Gender Violence Act, the Illinois Biometric Information Privacy Act, and the Illinois Constitution, each as amended and including each of their respective implementing regulations and any other federal, state, local or foreign law that may be legally waived or released; (D) relating to wrongful discharge, constructive discharge, or breach of contract; or (E) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Released Parties and me; provided, however, that notwithstanding the foregoing, nothing contained in this release shall impair, waive and/or release (w) claims and/or rights that the Company and/or any of the Released Parties defend, indemnify and/or hold me harmless pursuant to the terms of any of the Company’s written by-laws, charter, organizational
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documents and/or the Company’s directors and officers liability insurance coverage for all acts or omissions by Executive in the normal course of his duties and employment with the Company, (x) my right to enforce the terms of this Agreement, (y) any rights I may have to vested benefits under any employee benefit or equity plans, or (z) any rights or claims that cannot be validly waived under applicable law, such as claims for unemployment or workers’ compensation benefits. Further, nothing in this Agreement prevents me from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency or exercising my rights under Section 1(c) below.
b.I represent that, as of the date upon which I sign this Supplemental Release, I have no private civil actions pending in my name against the Company or any of the Released Parties. I also represent and warrant that I have not relied upon any promises or representations, express or implied, that are not expressly set forth in this Supplemental Release.
c.I understand that nothing in this Supplemental Release, the Agreement, or any other agreement between me and the Company restricts me from (i) voluntarily communicating with my retained attorney, (ii) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities Exchange Commission (“SEC”), the EEOC, the Illinois Human Rights Commission, or any other federal, state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (iii) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena, provided that I first promptly notify (to the extent legally permissible) the Company and, with respect to any subpoena on behalf of any non-governmental person or entity, use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena on behalf of any non-governmental person or entity or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which I am entitled; provided, however, that I represent and affirm that I am not aware of any facts or circumstances (including any injuries or illnesses) related to any claims against the Released Parties concerning discrimination, harassment, retaliation, or workers’ compensation.
2.KNOWING AND VOLUNTARY ACKNOWLEDGEMENT.
a.I acknowledge that I have been advised in writing that my waiver and release do not apply to any rights or claims that may arise after my execution of this Supplemental Release, and that I should consult with an attorney before signing this Supplemental Release.
b.I further acknowledge and understand that, from the Completion Date, I have a period of twenty-one (21) days to review this Supplemental Release (“Supplemental Release Review Period”) to consider whether to sign it, though I understand I may sign it sooner if I wish to do so, provided that in no event may I sign this Supplemental Release before the Completion Date. I understand that, if I sign this Supplemental Release prior to the end of the Completion Date, the Company will return this Supplemental Release to me and I will be asked to re-execute the document on or within five (5) days following the Completion Date, and if I do not timely sign this Supplemental Release, I will have no right to receive any of the benefits or arrangements set forth in Section 2 of the Agreement. Furthermore, provided that I timely sign this Supplemental Release on or after the Completion Date but prior to expiration of the Supplemental Release Review Period, I understand I then have seven (7)
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calendar days (the “Supplemental Release Revocation Period”) to revoke my consent. Provided that I timely sign and return my signed Supplemental Release to the Company and do not timely revoke my consent to this Supplemental Release, this Supplemental Release will become effective on the eighth (8th) calendar day after the date I sign it, which will be the “Supplemental Release Effective Date.” I understand that if I (x) fail to timely sign and return my signed Supplemental Release prior to expiration of the Supplemental Release Review Period (but in no event before the Completion Date), or (y) timely revoke my consent to this Supplemental Release within the Supplemental Release Revocation Period, I will have no right or entitlement to any of the Severance Benefits or other payments or arrangements described in Section 2 in the Agreement and my employment shall terminate as of the Completion Date.

ACCEPTED AND AGREED:

By:
 Bryan Mittelman

Date:

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